SPECIAL MEETING OF SHAREHOLDERS PRINCOR BLUE CHIP FUND, INC.
HELD SEPTEMBER 16, 1997

1.Election of the Board of Directors.

                            For              Withheld

    Davis                2,451,532             31,847
    Ehrle                2,450,555             32,824
    Ferguson             2,449,693             33,685
    Gilbert              2,451,742             31,637
    Griswell             2,449,390             33,989
    Jones                2,452,073             31,306
    Keller               2,453,060             30,319
    Lukavsky             2,448,619             34,760
    Peebler              2,445,708             37,671

2.Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

          2,416,753           15,960                50,666

3.Approval of name change Principal Blue Chip Fund, Inc..

          In Favor            Opposed               Abstain

          2,342,896           81,672                58,810

4.Approval of modification of management agreement.

          In Favor            Opposed               Abstain

          2,269,547           127,540               86,292